TODD SHIPYARDS CORPORATION
                   1801 16th Avenue Southwest
                    Seattle, Washington 98134
                  -----------------------------

                         PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                       September 28, 1995

                   ---------------------------

GENERAL INFORMATION
This proxy statement and the accompanying proxy card or voting instruction card (as the case may be) are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), to be used at the 1995 Annual Meeting of Stockholders of the Company to be held on Thursday, September 28, 1995 at 8:00 a.m. local time, in the Meisnest Room (3rd Floor)of the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, and at any adjournment or postponement thereof (the "Meeting"). This proxy statement and the accompanying proxy card or voting instruction card are first being mailed to the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about August 23, 1995.

Stockholders of the Company represented at the meeting in person or by proxy will consider and vote upon (i) the election of six directors to serve until the 1996 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified, (ii) a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants, and (iii) such other business as may properly come before the Meeting. The Company is not aware of any other business to be presented for consideration at the Meeting.
______________________________________________
PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Meeting, stockholders will elect six directors, each of whom will serve until the next Annual Meeting of Stockholders or until his respective successor shall have been elected and qualified or until his earlier resignation or removal. The shares represented by proxy will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event that any of the nominees should be unavailable to serve as a director, which is not presently anticipated, it is the intention of the persons named in the proxy card to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES IDENTIFIED BELOW.
______________________________________________
Information Concerning the Nominees
The following table sets forth the name of each Nominee for election to the Board of Directors, his age, his principal occupation for at least the past five years and the period during which he has served as a director of the Company, if any. All Nominees are currently directors. Each Nominee was nominated by the Board of Directors for election as director.

Brent D. Baird (Age 56) - director since 1992
Since January 1992 to the present, Mr. Baird has been a private investor. Mr. Baird was a general partner with Trubee, Collins & Co., a member firm of the New York Stock Exchange, from April 1970 to December 1983. From January 1984 through December 1991, Mr. Baird was a limited partner with Trubee, Collins & Co. Mr. Baird serves as a member of the board of directors of First Empire State Corporation, Oglebay Norton Company, First Carolina Investors, Inc., Merchant's Group, Inc., and Exolon-ESK, Inc.

Steven A. Clifford (Age 52) - director since 1993
Since 1992, Mr. Clifford has served as Chairman and CEO of National Mobile Television, Inc. From 1979-1992 he served as President and CEO (1987-1992) of King Broadcasting Company, Inc. and as Vice President-Finance (1979-1987). Mr. Clifford serves on the Board of Directors of U.S. Bank, Harbor Properties Inc. and Caravali Coffee Co. and is a trustee of the Seattle Opera, Corporate Council for the Arts, Seattle Art Museum and KING-FM.

Patrick W.E. Hodgson (Age 54) - director since 1992, Chairman since 1993
Mr. Hodgson has served as President of Cinnamon Investments, Ltd. (real estate and other investments) since 1981. From 1964 to 1989 he was also president of London Machinery Co. Ltd., a manufacturer of concrete and road machinery. Mr. Hodgson serves as a member of the Board of Directors of First Empire State Corporation, Exolon-ESK, Inc., First Carolina Investors, Inc. and as Chairman of Scott's Hospitality, Inc.

Joseph D. Lehrer (Age 46) - director since 1992
Mr. Lehrer has been a stockholder and officer of Greensfelder, Hemker & Gale, P.C. and a partner of its previous partnership (law firm) since 1980. He has specialized in a corporate finance and mergers and acquisition practice involving public and private corporations. Mr. Lehrer serves as a director of several privately-held corporations.

Philip N. Robinson (Age 58) - director since 1992
Since May 1992, Mr. Robinson has been Vice President of Van Kasper & Company (private brokerage). From 1981 to 1987 and from 1988 to May 1992 Mr. Robinson was a Senior Vice President with Seidler Amdec Securities. Mr. Robinson was a Vice-President with Froley Revy & Co. from 1987 to 1988.

John D. Weil (Age 54) - director since 1993
Since 1973, Mr. Weil has been the President of Clayton Management Co., a private investment management company. Mr. Weil is a member of the board of directors of Physicians Insurance Company of Ohio, Cliffs Drilling Company, CleveTrust Realty Investors and Oglebay Norton Company.

MEETINGS AND COMMITTEES OF THE BOARD
The Board of Directors held four (4) meetings during the Company's 1995 fiscal year. Each of the directors participated in all such meetings and all committee members participated in all committee meetings held during the period. The Board of Directors has established the following standing committees:

Executive Committee. During intervals between meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. The current members of the Executive Committee are Messrs. Baird, Hodgson and Weil. The Executive Committee did not meet during the Company's 1995 fiscal year.

Audit Committee. The principal responsibilities of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Messrs. Baird, Lehrer and Robinson. The Audit Committee held one
(1) meeting during fiscal 1995.

Compensation Committee. The principal responsibilities of the Compensation Committee are to establish and periodically review matters involving executive compensation; to recommend changes in employee benefit programs; and to provide counsel on key personnel selection, effective succession planning and development programs for all corporate officers. The current members of the Compensation Committee are Messrs. Clifford and Weil. The Compensation Committee held two (2) meetings during the Company's 1995 fiscal year.

Fees for Board and Committee Service
Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full-time employee of the Company is paid $12,000 per annum. Directors also receive an attendance fee of $500 for each meeting and are reimbursed expenses for attendance at Board and committee meetings.

Compliance with Section 16
Section 16 of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Based solely upon its review of copies of the
Section 16 reports the Company has received and written representations from certain reporting persons, the Company believes that during its fiscal years ended April 3, 1994 and April 2, 1995, all of its directors, executive officers and greater that 10% beneficial owners were in compliance with their filing requirements.

EXECUTIVE OFFICERS
The following is a list of the Executive Officers of the Company:
 Patrick W.E. Hodgson    Chairman and Chief Executive Officer
 Stephen G. Welch        Vice President
 Michael G. Marsh        Secretary and General Counsel
 Roland H. Webb          President and Chief Operating Officer
                         (Todd Pacific Shipyards Corporation)

Biographical information with respect to executive officers who have been employed by the Company for less than five years is presented below except as to Mr. Hodgson, who also serves as a director and nominee and whose biography appears above.

Stephen G. Welch  (age 39) - Officer since 1994
Mr. Welch joined the Company on March 18, 1994 as Vice President of the Company and Chief Operating Officer of TSI Management, Inc., a wholly owned subsidiary of the Company. Mr. Welch was elected Chief Executive Officer of Elettra Broadcasting, Inc., another wholly owned subsidiary of the Company in May 1995. Mr. Welch was elected Acting Chief Financial Officer on March 4, 1995. From 1992 to 1994, Mr. Welch was the Chief Executive Officer of Coral Communications, Inc., a corporation formed to acquire and operate radio properties. Mr. Welch is also President of San Francisco Radio, Inc. (from 1992 to the present) and was President of Portland Radio, Inc. (during 1992). Prior to 1992, Mr. Welch was the Vice President, Finance, Chief Financial Officer and Treasurer of King Broadcasting Company, Inc., a diversified media company. Mr. Welch is on the Board of Directors of Financial Executives Institute - Western Washington Chapter, Health Care Purchasers Association and is on the Board of Directors and the Executive Committee of Foundation for Health Care Quality.

Roland H. Webb (age 44) - Officer since 1994
Mr. Webb has been in his current position as President and Chief Operating Officer of the Company's wholly-owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), since March 1995. Mr. Webb joined Todd Pacific in August 1993, first as a consultant and then was elected to the position of Vice President and General Manager of Todd Pacific. Mr. Webb is a marine engineer and has been involved in commercial shipyard operations management since 1979. Prior to his arrival at Todd Pacific, he was the Project Director of a major contract in British Columbia, Canada to construct the largest passenger car ferries in Canada.

Patrick W.E. Hodgson - Biography above in INFORMATION CONCERNING
NOMINEES

EXECUTIVE COMPENSATION

CASH COMPENSATION
The following table sets forth the cash compensation paid to the Company's Chief Executive Officer and each of the other executive officers of the Company whose compensation exceeded $100,000:

                                            Long       All
                                Annual      Term      Other
                                Compen-    Compen-   Compen-
                                sation     sation    sation
                                ------     -------   -------
                                           Stock
                                           Option
Name and                                   Awards
Principal Position     Year     Salary    (Shares)    Other
                                 (1)
==============================================================
Patrick W.E. Hodgson   1995    $150,000    100,000    $  609
Chairman and Chief     1994     215,960          -         -
 Executive Officer     1993      30,822          -         -

Stephen G. Welch (2)   1995     100,000     75,000         -
 Vice President        1994       5,769          -         -
                       1993           *          *         *

Roland H. Webb (3)     1995     123,475     25,000         -
President and Chief    1994      85,273          -         -
 Operating Officer     1993           *          *         *
 Todd Pacific
*not employed at the Company during the period
(1) Mr. Hodgson was elected to his present position on February 11, 1993 at an annual salary of $250,000. At his request to the Compensation Committee and full Board, and coincident with the Company's retention of a General Manager for the operating shipyard in August 1993 and a Vice President in March 1994, his salary was reduced to $180,000 per annum on October 18, 1993 and further reduced to $150,000 per annum on March 14, 1994. (Please see the report of the Compensation Committee below.)

(2) Mr. Welch was elected to his present position on March 18, 1994 at an annual salary of $100,000.

(3) Mr. Webb was elected to his present position on March 4, 1995 at an annual salary of $130,000. Prior to that date, Mr. Webb was Vice President and General Manager of the Company's subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific") at an annual salary of $120,000. On December 27, 1994, Mr. Webb signed an employment contract with Todd Pacific. From August 11, 1993 to May 2, 1994, Mr. Webb was a consultant to Todd Pacific and was compensated at $110,000 per annum plus $2,000 per month for living expenses.

OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants

             Number    Percent                     Potential
               of      of Total                    Realizable
           Securities  Options                     Value at
             Under-    Granted                     Assumed Rates
             lying       to      Exercise          of Stock Price
             Options  Employees  or Base  Expir-   Appreciation
             Granted  in Fiscal   Price   ation    For Stock
             #          Year      ($/Sh)  Date     Option Term
                                                   at 5% ($)
Name                                               at 10% ($)
=================================================================
P. Hodgson   100,000    47.6%     $4.25   6/24/04  $267,280
                                                   $677,341

S. Welch      75,000    35.7%     $4.50   9/29/04  $212,252
                                                   $537,888

R. Webb       25,000    11.9      $4.25   6/24/04  $ 66,820
                                                   $169,335

The Company did not have any long term compensation plans nor were there any bonus awards for fiscal year 1995. The Company did not have any Restricted Stock Awards, Long-Term Incentive Payouts ("LTIP") or Stock Appreciation Rights ("SAR") either granted or outstanding in fiscal year 1995. As a result of the foregoing, the Company has not presented tables for such awards as such disclosure is not applicable.

TODD SHIPYARDS CORPORATION RETIREMENT SYSTEM.
The Todd Shipyards Corporation Retirement System as amended as of July 1, 1991 (the "Retirement Plan") is a pension plan originally established by the Company on August 1, 1940 to provide lifetime retirement benefits to eligible employees. The Retirement Plan is a qualified defined benefit plan under ERISA and covers substantially all employees of the Company who have completed six months of continuous service (as defined). The Retirement Plan is administered by a committee (the "Retirement Board") of not less than three persons appointed by the Board of Directors.

A participant is generally eligible for a benefit under the Retirement Plan on his or her normal retirement date, which is age 65. The annual normal retirement allowance payable upon retirement is equal to 1 3/4% of the participant's average final compensation (as defined) multiplied by his years of credited service (as defined), reduced by the lesser of (i) 1/2% of the employee's covered compensation (as defined) for each year of credited service not in excess of 35 years or (ii) 50% of the benefit that would be provided if the benefit were limited to the employer-provided portion based on the employee's covered compensation and had been determined without regard to the reduction.

Payment of benefits under the Retirement Plan are normally paid in an annuity form beginning at age 65, with reductions for commencement of benefits prior to age 65. Participants demonstrating good health can elect a lump sum form of payment.

On June 30, 1993 the Board of Directors approved an amendment to the Retirement Plan to freeze membership in the Retirement Plan, declining membership to any persons after July 1, 1993.

TODD SHIPYARDS CORPORATION SAVINGS INVESTMENT PLAN.
The Todd Shipyards Corporation Savings Investment Plan as amended and restated as of April 1, 1989 (the "Savings Plan") is a profit sharing plan originally established on July 1, 1984 to provide retirement benefits to participating employees. The Savings Plan is intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

The Savings Plan covers all full-time employees of the Company with at least six months of service. Under the Savings Plan, a participant may elect to make before-tax contributions by reducing eligible compensation (as defined) to an amount equal to a percentage of such compensation from 1% up to and including 16%. Prior to March 31, 1989, participants were permitted to make after-tax contributions to the Savings Plan; however, no such contributions have been permitted since such date although such accounts continue to be credited with investment earnings and losses. Each participant may direct the committee which administers the Savings Plan to invest his or her before-tax contributions among the available investment subfunds which include, at present, (i) a Global Fund; (ii) a Capital Value Fund; (iii) an Income Fund; (iv) an Aggressive Growth Fund; and
(v) a Money Market Fund.

Employer contributions, if any, to the Savings Plan are made in amount equal to a specified percentage of the first 6% of each participant's pre-tax contributions as determined by the Board, in its sole discretion, for each calendar quarter depending on the profits and performance of the Company. The Company made no matching contributions to the Savings Plan during fiscal 1995.

Each participant has a 100% vested, nonforfeitable right to all before-tax contributions. Each participant has a vested, nonforfeitable right to any employer matching contributions made to his or her account based on a vesting schedule which provides for 20% of the account to become vested for each of the participant's first five years of service.

For employees hired on or after March 31, 1989, benefits under the Savings Plan are payable only in the form of a lump sum payment payable upon request at any time after termination of employment. Employees hired before March 31, 1989 will be paid in the form of annuities unless they elect a lump sum form of payment.

ADDITIONAL INFORMATION WITH RESPECT TO
COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS
None of the members of the Company's Compensation Committee (i) were, during the fiscal year, an officer or employee of the Company; (ii) was formerly an officer or employee of the Company; or, (iii) had any relationship requiring disclosure by the Company as Certain Relationships and Related Transactions other than the Company's engagement of the law firm of Greensfelder, Hemker & Gale, P.C. of which Mr. Lehrer is a stockholder and officer.

None of the executive officers of the Company served as a member of a compensation committee of any entity whose executive officers or directors served on the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS *
The Compensation Committee (the "Committee") of the Board of Directors establishes the general compensation policies of the Company, administers the Company's Incentive Stock Compensation Plan and establishes the cash compensation of executive officers. The Compensation Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the SEC.

During Fiscal Year 1995, the Committee retained an independent compensation consultant to review and evaluate the compensation plans of the Chief Executive Officer and the other executive officers of the Company. Several nationally recognized surveys and sources were utilized to evaluate the cash and equity compensation practices of the Company. Where possible, direct comparisons were made to companies in the same or similar industries in order to establish compensation practices consistent with the marine industry as a whole. The Committee believes that the exercise undertaken by the independent consultant resulted in accurate data from which to establish proper market placement of the Company's executive officers.

The Committee further believes that executive officer compensation, including that of the Chief Executive Officer's should be heavily influenced by Company performance and achievement of goals. Annually, the Committee establishes each executive officer's cash and equity compensation based on the Board of Directors' evaluation of the Chief Executive Officer, and the evaluation of the Board of Directors and Chief Executive Officer of the other executive officers, including in such evaluation their past performance and relative impact on the success of the Company and the achievement of its goals.

The Committee reviewed all relevant data provided by the independent consultant and the performance exhibited by the executive officers of the Company during the 1995 Fiscal Year and determined their compensation for Fiscal Year 1996 by utilizing a combination of base salary and the Company's Incentive Stock Option Plan. The Committee further determined each of the executive officers total compensation to be appropriate given the nature of the current market and the Company's performance during the past fiscal year.

The Committee has developed a compensation strategy for the Company's executive officers which provides incentives for (i) short and long-term strategic management, (ii) enhancement of stockholder value, (iii) the Company's annual and long-term performance, (iv) individual performance, and (v) other criteria designed to further align the interests of the Company's officers
with those of its stockholders.   The Committee  and the Board of
Directors believe that management's ownership of an equity interest in the Company is an incentive in building shareholder value and aligning the long term interests of management and shareholders. In furtherance of this belief and the Committee's desire to tie senior management's remuneration to that of overall performance, the Board of Directors granted additional stock options to its executive officers in the aggregate amount of 100,000 shares on July 17, 1995. These options were granted in accordance with the Incentive Stock Compensation Plan approved by the stockholders in September 1993 with an exercise price of $6.00.

Steven A. Clifford
John D. Weil

* The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under either the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

PERFORMANCE GRAPH
The following graph compares the Company's Common Stock performance (Company-Index) to that of the Dow Jones Industrial Average (DJIA-Index) and the Dow Jones Transportation Equipment Average (DJTE-Index). The Dow Jones Industrial Average and the Dow Jones Transportation Equipment Average assume the reinvestment of dividends. No such assumption was used in computing the Company Index as the Company has not paid any dividends for the last five years and therefore the values presented represent only the stock prices.

[Graph deleted in EDGAR version and replaced by the following data - GRAPH ADDED TO PAPER COPY OF PROXY SENT TO SEC]

The following table outlines the points used in the performance graph. DJIA = Dow Jones Industrial Average; DJTE = Dow Jones
Industrial Average-Transportation Equipment; Company = Todd
Shipyards Corporation.

Dates            DJIA Index      DJTE Index    Company Index
--------------   ----------      ----------    -------------
April 1, 1990      100.00          100.00          100.00
March 31, 1991     111.74           96.33          118.92
March 29, 1992     127.82          126.32           97.30
March 28, 1993     140.20          151.42          116.22
April 3, 1994      152.34          174.51           97.30
April 2, 1995      179.18          156.28          127.03

The information presented in the performance graph indicates that $100 invested in the Company's Common Stock on April 1, 1990 would be worth $127.03 on April 2, 1995 which represents a compounded rate of return of 4.90% The same amount invested in the Dow Jones Industrial and Dow Jones Transportation Equipment Averages would be worth $179.18 or $156.28, respectively, which represent a compounded rate of return of 12.37% and 9.34%, respectively.
______________________________________________
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, after consideration of the recommendation of the Audit Committee, has appointed Ernst & Young LLP to serve as independent public accountants for the Fiscal Year ending March 31, 1996 and at the Meeting, the Board will recommend that stockholders ratify such appointment. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and be available at that time to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
FOR THE FISCAL YEAR 1996
______________________________________________
PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to shares of the Common Stock which are held by (i) persons known to the Company to be the beneficial owners of more than 5% of said stock, (ii) each current director, (iii) each Nominee, (iv) all current executive officers and directors as a group, and (v) all Nominees as a group. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and more generally as the power to vote or dispose of securities regardless of any economic interest therein. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth on the following table is as of April 19, 1995, except as otherwise indicated, and is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

                               Amount and Nature
Name of                          of Beneficial    Percent of
Beneficial Owner                   Ownership (1)   Class (2)
------------------------------  ------------------ ---------
Brent D. Baird                       1,502,400(3)    14.91%
  1350 One M&T Plaza
  Buffalo, NY  14203
Steven A. Clifford                       8,000         ---
Patrick W.E. Hodgson                   145,000(4)     1.44%
Joseph D. Lehrer                         2,000         ---
Philip N. Robinson                     110,000(5)     1.09%
John D. Weil                           914,800(6)     9.08%
  509 Olive Street, Suite 705
  St. Louis, MO  63101
Peter Cundill & Associates             676,100        6.71%
  c/o John P. Walsh, Esq.
  101 South Hanley Road, Suite 1600
  St. Louis, MO  63105
All Current Directors and Executive  2,720,980(7)    27.01%
  Officers as a Group (8 persons)
All Nominees as a Group (6 persons)  2,682,200       26.63%

(1) All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is given for holdings less than one percent of the outstanding Common Stock. The percent of class calculation includes 9,938,987 shares of outstanding Common Stock as of April 19, 1995 and 134,500 exercisable options for a total of 10,073,487 shares.

(3) Mr. Baird owns directly 30,000 shares. The figure in the table also includes shares held by persons and organizations who may be deemed to be Mr. Baird's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Individual members and organizations in the Baird Family beneficially own shares of stock as follows: Aries Hill Corp., 30,000 shares; Anne S. Baird, 20,100 shares; Jane D. Baird, 60,000 shares; Bridget B. Baird; 160,200 shares; The Cameron Baird Foundation, 118,600 shares; Brian D. Baird, 135,000 shares; Susan B. Baird, 5,000 shares; Bronwyn B. Clauson, 5,000 shares; Citizens Growth Properties, 155,000 shares; Barbara P. Baird, 19,000 shares; Cynthia J. Baird, 3,000 shares; Ruth R. Senturia, 3,000 shares; First Carolina Investors, Inc. 700,000 shares; Susan R. O'Connor, 18,500 shares; Bruce C. Baird, 30,000 shares; and Belmont Contracting Co., Inc., 10,000 shares. Mr. Baird may be deemed to have shared voting power and/or dispositive power over such shares. However, Mr. Baird disclaims shared voting power, shared dispositive power and/or beneficial ownership of all such shares.

(4) Includes 45,000 shares directly beneficially owned by Cinnamon Investments Limited and options for 100,000 shares granted to Mr. Hodgson by the Board of Directors on June 24, 1994. Mr. Hodgson owns 100% of Cinnamon Investments Limited and has sole voting and investment control over such shares. Mr. Hodgson is a Director of First Carolina Investors, Inc.

(5) Philip N. Robinson owns directly 6,700 shares. The figure in the table includes shares held by persons and organizations who may be deemed to be Mr. Robinson's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Individual members and organizations in the Robinson Family beneficially own shares of stock as follows: Robinson Investment, a general partnership of Mr. Robinson's four children, directly beneficially owns 80,800 shares; Mr. Robinson's wife, Maureen Robinson, directly beneficially owns 13,000 shares; and his son Todd Robinson and daughter Shauna Robinson directly beneficially own 6,500 shares and 3,000 shares, respectively. Mr. Robinson may be deemed to share voting and investment power over all such shares, and therefore may be deemed to have beneficial ownership of an aggregate of 99,200 shares; Mr. Robinson disclaims beneficial ownership of all such shares.

(6) John D. Weil has sole or shared voting and/or dispositive power with respect to 406,000 shares, which includes 334,000 shares held individually; 10,000 shares held by Clayton Management Co.; and 62,000 shares held as trustee or co-trustee. Mr. Weil disclaims beneficial ownership interest of 62,000 shares held as trustee or co-trustee. The remaining 508,800 shares represent shares held by persons and organizations who may be deemed to be Mr. Weil's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended.

(7) Includes an aggregate of 134,500 shares subject to options exercisable at April 19, 1995 (or becoming exercisable within 60 days thereafter) and an aggregate of 3,280 shares held through the Savings Plan. Does not include 172,000 shares of Common
Stock held by the Retirement System, of which Mr. Hodgson is a co-trustee. All four co-trustees participate equally in voting securities, including the Common Stock, held by the Retirement System. Mr. Hodgson disclaims beneficial ownership of the 172,000 shares held by the Retirement System.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
The Company has retained the law firm of Greensfelder, Hemker &
Gale, P.C., of which Mr. Lehrer is a stockholder and officer, relating to various corporate issues.

Messrs. Hodgson and Baird are members of the Board of Directors of First Empire State Corporation whose wholly owned subsidiary, M&T Bank serves as the Company's principal depository. The Company pays to M&T Bank usual and customary fees for its banking services.

Mr. Robinson is Vice President of Van Kasper & Company (private brokerage) who has served as broker in certain purchases by the Company of its common shares on the open market. For its services, Van Kasper & Company received the usual and customary commissions for like or similar transactions.

VOTING AND SOLICITATION OF PROXIES
Only holders of record of the Common Stock at the close of business on August 4, 1995 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the date of filing this proxy statement, there were 9,941,166 outstanding shares of Common Stock.

Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. At the Meeting, directors of the Company will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Thus, the candidates, up to the number of directors to be elected, receiving the highest number of votes will be elected. The election of the nominees for Director and the ratification of the appointment of independent public accountants will require the affirmative vote of the holders of a majority of the Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon.

Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy who attends the Meeting may vote in person by ballot instead of by proxy, thereby revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this proxy statement (Proposal No. 1), and in favor of the ratification of the appointment of Ernst & Young LLP as independent public accountants (Proposal No. 2). The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy or voting instruction form (as the case may be), and of soliciting proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, telegram and in-person solicitation by directors, nominees for director, officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

The Company has retained W.F. Doring and Company to solicit proxies from individuals, brokers, bank nominees and other institutional holders. W.F. Doring and Company will be paid fees of approximately $2,000, and will reimbursed for their reasonable expenses in connection with this solicitation.

Except as described in this proxy statement, to the best of the Company's knowledge, no person who has been a director or executive officer of the Company since the beginning of its last fiscal year, no Nominee, nor any associate of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon, other than elections to office.

Individuals, brokers, banks and other institutional holders should direct questions concerning this solicitation or the procedure to be followed to execute and deliver a proxy to W.F.
Doring and Company at (201)420-6262.

STOCKHOLDER NOMINATIONS
Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders by any stockholder of the Company entitled to vote for the election of directors at such meeting who complies with the following procedures. Such nominations made by a stockholder shall be made pursuant to a written notice received by the Secretary of the Company not less than 90 days prior to such meeting. Such stockholder's notice to the Secretary must set forth (a) the name, age and address, as they appear on the Company's books, of the stockholder who intends to make the nomination, (b) the name, age, occupation, business and residence addresses, if known, and the principal occupation of each person whom the stockholder intends to nominate, (c) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (d) a description of all arrangements and understandings between the stockholder and each person the stockholder intends to nominate and each other person or persons if any (naming such person or persons and stating the beneficial ownership of securities of the Company or each such person), (e) such additional information with respect to each nominee proposed by the stockholder as would have been required to be included in a proxy statement pursuant to the then effective proxy rules of the SEC had each such proposed nominee been nominated by the Board of Directors of the Company, and (f) a consent to be nominated and to serve as a director if elected signed by each such proposed nominee.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Stockholders desiring to exercise their rights under the SEC's proxy rules to submit proposals for consideration by the stockholders at the 1996 Annual Meeting are advised that their proposals must be received by the Company no later than May 6, 1996 in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT TO STOCKHOLDERS
The 1995 Annual Report of the Company, which includes financial statements for the fiscal periods ended April 3, 1994 and April 2, 1995 is being mailed to the stockholders with this proxy statement. The Annual Report is not to be considered part of the soliciting material.

OTHER MATTERS
The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice of Annual Meeting and described in this proxy statement. If any other matters properly come before the Meeting, the person designated as agents in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

COPIES OF THE COMPANY'S REPORT ON FORM 10-K TO THE SEC CAN BE OBTAINED WITHOUT CHARGE BY STOCKHOLDERS (INCLUDING BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK) FROM THE CORPORATE SECRETARY, TODD SHIPYARDS CORPORATION, 1801-16TH AVENUE SW, SEATTLE, WASHINGTON.


Dated: August 15, 1995